Compensation Recoupment Policy

Amended and Restated November 29, 2023

Purpose: The Board of Directors (the “Board”) of MiMedx Group, Inc. (“MiMedx”) has adopted this amended and restated Compensation Recoupment Policy (“Policy”) to reflect sound corporate governance and to maintain a culture that emphasizes integrity and accountability. The Board has therefore adopted this Policy, which provides for the recoupment of certain executive compensation (i) upon an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws or (ii) in the event the Board has determined, based on an investigation and its review of the results of the investigation, that an executive officer has engaged in misconduct. The Policy shall enable MiMedx to “claw-back” compensation as described herein regardless of any lesser “claw-back” obligations enacted by the Securities and Exchange Commission pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. This Policy is further designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”), and Nasdaq Listing Rule 5608 (the “Listing Standards”).
Administration: This Policy shall be administered by the Board or the Compensation Committee. Any references herein to the Board shall be deemed references to the Compensation Committee, if applicable. The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determinations made by the Board shall be final and binding on all affected
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individuals. The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act, to comply with any rules or standards adopted by The Nasdaq Stock Market (“Nasdaq”), and to comply with (or maintain an exemption from the application of) Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Board may terminate this Policy at any time. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or Nasdaq.
Covered Persons: This Policy applies to MiMedx current and former executive officers (the “Executives”), as such term is defined under the Exchange Act, and in accordance with Section 10D of the Exchange Act, the definition of executive officer set forth in Rule 10D-1 and the Listing Standards (“Covered Executives” or individually “Covered Executive”), and Senior Officers, as defined herein.
Recoupment Triggers; Compensation Subject to Recovery:
oRecoupment; Accounting Restatement. In the event that MiMedx is required to prepare an Accounting Restatement, as defined herein, the Board will promptly require reimbursement or forfeiture of any Excess Incentive Compensation, as defined herein, received by any Covered Executive during the three completed fiscal years immediately preceding the date on which MiMedx is required to prepare an Accounting Restatement, as defined herein, and including any transition period (that results from a change in MiMedx’s fiscal year) within or immediately following those three completed fiscal years, except that a transition period comprising a period of at least nine months shall count as a full fiscal year. The Policy applies to all Incentive-Based Compensation, as defined herein, received by a Covered Executive (i) after beginning service as an
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executive officer; (ii) who served as an executive officer at any time during the performance period for that Incentive-Based Compensation (whether or not such Covered Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to MiMedx); and (iii) while MiMedx has a listed class of securities. Recovery of amounts under this Policy with respect to a Covered Executive shall not require the finding of any misconduct by such Covered Executive or that such Covered Executive is responsible for any error associated with an Accounting Restatement.
For purposes of this Policy, an “Accounting Restatement” means an accounting restatement of MiMedx’s financial statements due to MiMedx’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Also for purposes of this Policy, the date on which MiMedx is required to prepare an Accounting Restatement is the earlier of (i) the date the Board concludes, or reasonably should have concluded, that MiMedx is required to prepare an Accounting Restatement; or (ii) the date a court, regulator, or other legally authorized body directs MiMedx to prepare an Accounting Restatement, in each case regardless of whether or when the restated financial statements are filed with the Securities and Exchange Commission.
Excess Incentive Compensation; Amount Subject to Recovery. The amount subject to recovery (the “Excess Incentive Compensation”) is the excess of the Incentive-Based Compensation paid to the Covered Executive or Senior Officer, based on the erroneous data over the Incentive-Based Compensation that
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would have been paid to the Covered Executive or Senior Officer had it been based on the restated results. Excess Incentive Compensation shall be determined by the Board without regard to any taxes paid by the Covered Executive or Senior Officer with respect to the Excess Incentive Compensation.
For Incentive-Based Compensation based on stock price or total shareholder return, or if the Board cannot determine the amount of such excess directly from the information in the Accounting Restatement or other occurrence: (i) the Board shall determine the amount of the Excess Incentive Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price, total shareholder return or other metric upon which the Incentive-Based Compensation was received; and (ii) MiMedx shall maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.
“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure, as defined herein, including any bonus or other incentive-based or equity-based compensation to the extent tied to financial metrics. Incentive-Based Compensation is received for purposes of this Policy in MiMedx’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
A “Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing MiMedx’s financial statements, and any measure that is derived in whole or in part from such measure. For purposes of this Policy, Financial Reporting
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Measures include, but are not limited to, the following, and any measures derived from the following: revenues; earnings before interest, taxes, depreciation and amortization; net income; MiMedx’s stock price; and total shareholder return. A Financial Reporting Measure need not be presented within MiMedx’s financial statements or included in a filing with the Securities Exchange Commission.
oMethod of Recoupment. The Board shall determine, in its sole discretion, the timing and method for promptly recouping Excess Incentive Compensation, which may include without limitation:
(a) seeking reimbursement of all or part of any cash or equity Incentive-Based Compensation previously paid,
(b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards,
(c) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid,
(d) cancelling or offsetting against any planned future cash or equity-based awards,
(e) forfeiture of deferred compensation, subject to compliance with Section 409A of the Code and the regulations promulgated thereunder, and
(f) any other method authorized by applicable law or contract.
Subject to compliance with any applicable law, the Board may recover amounts under this Policy from any amount otherwise payable to the Covered Executive. MiMedx is authorized and directed pursuant to this Policy to recoup Excess Incentive Compensation in compliance with this Policy unless the Compensation Committee of the
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Board has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:
The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered; provided that prior to concluding that it would be impracticable to recover any amount of Excess Incentive Compensation based on expense of enforcement, the Board must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover and provide that documentation to Nasdaq;
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of MiMedx, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
oMisconduct. If the Board has determined that a Covered Executive or Senior Officer has engaged in misconduct, as predefined by the Compensation Committee, the Board may seek recoupment of payouts under MiMedx’s incentive compensation programs (including, but not limited to, any of the Management Incentive Plans from 2016 to present). For this purpose, “misconduct” shall include, but is not limited to, any material violation of a MiMedx policy that causes significant harm to MiMedx. The amount that may be recovered will be the amount of the payouts under such incentive compensation programs to the Executive during the period in which the misconduct commenced or continued uncured and/or during which the significant harm to MiMedx continued.
oOther Recoupment and Additional Rights.
Senior Officers. If MiMedx is required to restate its financial results due to material noncompliance with financial reporting requirements under the
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securities laws, the Board may seek to recapture Excess Incentive Compensation paid to any other named officers or senior management level and higher-ranking executive officer who are not Covered Executives (“Senior Officers”) on the basis of having met or exceeded performance targets during the period covered by the restated financial statement(s), regardless of whether any such individuals are found personally responsible for the misstatement(s).     In the case of a Senior Officer, the Board shall also determine whether any restatement was the result of violation(s) of federal securities laws in which scienter is a necessary element by a Senior Officer. In such case, the Board shall take the steps necessary to recoup from any Senior Officer whose scienter led to the restatement of all incentive compensation awarded to the officer for performance during the periods affected by the restatement; provided, however, this recoupment obligation is subject to MiMedx’s consideration regarding (i) a cost/benefit analysis with respect to pursuing recovery of such incentive compensation, and (ii) an analysis of the potential impact of the individual’s indemnification agreement on such pursuit. For this purpose, compensation shall include any bonus or other incentive-based or equity-based (to the extent tied to financial metrics) compensation paid to any Senior Officers during the twelve-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such error or, in the determination of the Board of a longer period, during the three completed fiscal years immediately preceding the date on which MiMedx is required to prepare the restatement, to the extent that compensation was based on the misstated financial result. Notwithstanding anything to the contrary herein, the requirements of the section titled
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“Recoupment; Accounting Restatement” shall control as to Accounting Restatements by Covered Executives.
The terms of this Policy shall apply to Incentive-Based Compensation that is received by a Senior Officer on or after the Effective Date and during the applicable clawback period described herein, even if such compensation was approved, awarded, granted or paid to Senior Officers prior to the Effective Date. For Senior Officers, the Board may determine the amount of excess compensation and the method of recoupment, including without limitation from the methods for Covered Executives listed within this Policy.
oEnforcement and Other Reinforcement Rights. The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive or Senior Officer to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to MiMedx pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to MiMedx. This Policy does not limit MiMedx’s right to take other appropriate actions with respect to its employees.
General Provisions
oNo Indemnification of Covered Executives or Senior Officers. MiMedx shall not indemnify any Covered Executives or Senior Officers against the loss of any incorrectly awarded Excess Incentive Compensation or other compensation. MiMedx is prohibited from paying or reimbursing a Covered Executive or Senior Officer for purchasing insurance to cover any such loss.
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oBoard Indemnification. Any members of the Board or its delegates shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by MiMedx to the fullest extent under applicable law and MiMedx’s organizational documents and policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board or its delegates under applicable law or MiMedx organizational documents and policy.
oEffective Date. This Policy shall be effective as of the effective date of the Listing Standards (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executives on or after the Effective Date and during the applicable clawback period described herein, even if such Incentive-Based Compensation was approved, awarded, granted or paid to Covered Executives prior to the Effective Date.
oSeverability. The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision shall be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
oGoverning Law. This Policy and all rights and obligations hereunder are governed by and construed in accordance with the internal laws of the State of Florida, excluding any choice of law rules or principles that may direct the application of the laws of another jurisdiction.
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oSuccessors. This Policy shall be binding and enforceable against all Covered Executives, Senior Officers, and their beneficiaries, heirs, executors, administrators or other legal representatives.
oExhibit Filing Requirement. A copy of this Policy and any amendments thereto shall be posted on MiMedx’s website and filed as an exhibit to MiMedx’s annual report on Form 10-K.
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[FOR SIGNATURE BY MiMedx’s COVERED EXECUTIVES AND SENIOR OFFICERS]
Recoupment Policy Acknowledgment
I, the undersigned, agree and acknowledge that I am fully bound by, and subject to, all of the terms and conditions of the MiMedx Group, Inc. Compensation Recoupment Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”). In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. In the event it is determined by the Board, or such committee thereof that is charged with administration of the Policy, that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to MiMedx, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement. Any capitalized terms used in this Acknowledgment without definition shall have the meaning set forth in the Policy.

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Name:
Title:

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